EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Fourth Quarter and Full Year 2022 Financial Results

MIAMI, Feb. 28, 2023 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided guidance for the first quarter and full year 2023.

Highlights

Fourth Quarter 2022

  Total revenue of $1.5 billion, GAAP net loss of $(482.5) million or EPS of $(1.14), Adjusted Net Loss of $(439.7) million or Adjusted EPS of $(1.04), and Adjusted EBITDA of $(41.4) million.1
  Sequential Occupancy improvement to approximately 87% in the quarter, consistent with guidance.
  Total revenue per Passenger Cruise Day exceeded expectations, increasing approximately 23% as-reported and 24% in Constant Currency, compared to the same period in 2019.
  Net cash provided by operating activities was approximately $237 million. Achieved positive Adjusted Free Cash Flow of approximately $71 million, reaching another key post-pandemic financial milestone.

2023 Outlook

  Entered the year with a record booked position and at higher pricing.
  WAVE season demand has been very strong with the Company’s brands experiencing record launches for WAVE offers and highest-ever booking months in November 2022 and January 2023.
  Occupancy is expected to average approximately 100% for the first quarter and is on track to reach historical levels for the second quarter.
  Capacity is expected to increase approximately 19% compared to 2019 including the delivery of three newbuilds in 2023: Oceania Cruises’ Vista, Norwegian Viva and Regent’s Seven Seas Grandeur.
  Net Per Diem is expected to increase in the range of 8.75 to 10.25% as-reported and 9.00 to 10.50% in Constant Currency versus 2019. Net Yield is expected to increase in the range of 4.75 to 6.25% as-reported and 5.00 to 6.50% in Constant Currency versus 2019.
  The Company is undertaking a broad and ongoing margin enhancement initiative and took several steps in recent months to improve operating efficiencies, reduce costs, and maximize revenue generation opportunities while continuing to provide value to its guests. As part of this initiative, operating efficiency and cost reduction efforts are expected to result in a decrease of nearly 15% in Adjusted Net Cruise Costs excluding Fuel per Capacity Day for full year 2023 as compared to the second half of 2022.
  Adjusted EBITDA is expected to be in the range of $1.8 to $1.95 billion.

1 See “Terminology”, “Non-GAAP Financial Measures” and “Outlook” below for additional information about Adjusted Net Loss, Adjusted EPS, Adjusted EBITDA, Net Per Diem, Adjusted Free Cash Flow, Net Yield, and Adjusted Net Cruise Costs excluding Fuel.

“2022 was an eventful year, as we successfully completed our nearly yearlong Great Cruise Comeback, welcomed our newest ship Norwegian Prima to our world class fleet and achieved several key milestones on our post-pandemic financial recovery,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “We are now squarely focused on the future and are taking deliberate and strategic actions to best position the Company for its next chapter, which includes an industry-leading growth profile representing approximately 50% Capacity growth over 2019.”

“Our three award-winning brands continue to resonate with loyal past guests and new guests alike, as evidenced by our strong guest satisfaction scores and the numerous booking records we have achieved in recent months, and we are excited to deliver memorable vacation experiences to the nearly three million guests we expect to welcome aboard in 2023. We continue to pursue all opportunities to capitalize on the healthy demand we are experiencing, especially during this important WAVE season,” continued Del Rio.

Business and Operations Update

The Company continued its phased ramp-up in the fourth quarter achieving Occupancy of approximately 87%, consistent with previously outlined expectations and with the gap versus 2019 levels continuing to narrow sequentially. Occupancy is expected to average approximately 100% for the first quarter of 2023 and reach historical Occupancy levels for the second quarter of 2023. Full year 2023 Occupancy is expected to reach approximately 103.5%, partially impacted by a lower first quarter due to the phased voyage ramp up.

Strong ticket pricing and onboard revenue generation resulted in better-than-expected total revenue per Passenger Cruise Day which was up approximately 23% as-reported and approximately 24% in Constant Currency in the fourth quarter of 2022 versus 2019.

Net cash provided by operating activities was approximately $237 million and the Company reached another significant financial inflection point by generating positive Adjusted Free Cash Flow of approximately $71 million for the fourth quarter of 2022.

With the phased Occupancy ramp up now nearly complete, the Company is undertaking a broad and ongoing margin enhancement initiative, focused on both maximizing revenue opportunities and right sizing its cost base, in order to strengthen the foundation for sustained, profitable growth.

Booking Environment and Outlook

The Company entered the year with a record cumulative booked position of approximately 62% for full year 2023, in line with previously outlined expectations and within the Company’s optimal 60 to 65% range, and at higher prices than 2019 at a similar point in time.

Booking volumes have accelerated in recent months buoyed by strong WAVE season demand. The Company’s brands achieved several booking records in recent months including at Norwegian Cruise Line which reached an all-time record booking month in November, boosted by Black Friday and Cyber Monday, which was subsequently exceeded in January 2023. As a result, full year 2023 cumulative booked position is ahead of 2019 levels inclusive of the Company’s approximately 19% increase in capacity, at continued higher pricing. Net booking volumes continue to be at the pace needed to reach historical Occupancy levels for the second quarter of 2023 and beyond.

As of December 31, 2022, the Company’s advance ticket sales balance, including the long-term portion, was $2.7 billion, approximately 9% higher than the prior quarter and approximately 30% greater than at year-end 2019. This includes approximately $144 million of FCCs or approximately 5% of the total deposit balance. Approximately 40% of the FCC balance outstanding has been applied to future sailings.

Liquidity and Financial Recovery Plan

The Company continues to prioritize enhancing liquidity and financial flexibility in the current environment while seeking opportunities to optimize its balance sheet and reduce leverage. As of December 31, 2022, the Company’s total debt position was $13.6 billion and the Company’s liquidity was approximately $1.9 billion, consisting of cash and cash equivalents of $947 million and a $1 billion undrawn commitment.

The Company has taken the following additional actions to enhance its liquidity profile and financial flexibility since the end of the third quarter:

  In December 2022, the Company amended its Operating Credit Facility, consisting of its senior secured revolving credit facility and senior secured term loan facility, and extended $1.4 billion of it by one year to January 20252.
  In December 2022, the Company amended its export-credit backed loan facilities to amend, among other things, certain financial covenants related to net debt to capitalization, free liquidity and consolidated EBITDA to consolidated debt service.
  In February 2023, the Company issued $600 million of aggregate principal amount of 8.375% senior secured notes due 2028 in a refinancing transaction. The proceeds from this offering were used to fully repay the term loans outstanding under its Operating Credit Facility that would have otherwise become due in January 2024.
  In February 2023, the Company amended its $1 billion undrawn commitment. As part of the amendment and to provide the Company with the option to extend the commitment for a second year, the Company issued $250 million of 9.75% senior secured notes due 2028. At the same time, the Company revised the commitment to reduce the amount to $650 million, which will be available through February 2024 with an option, at the Company’s election, to extend through February 2025. The Company does not currently intend to draw the remaining $650 million under the commitment. In total, the combination of these two actions provides the Company with approximately $900 million of liquidity.
  In February 2023, the Company entered into a $300 million unsecured and undrawn backstop commitment with to further enhance its future liquidity profile. The facility will be available to draw beginning October 4, 2023 through January 2, 2024 and provides backstop committed financing to refinance up to $300 million of amounts outstanding under the Operating Credit Facility.

“We continue to make progress towards resuming our historic track record of achieving consistently improving financial results year after year,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “We remain steadfast in our commitment to deliver value for all of our stakeholders. We are focused on identifying new and incremental opportunities to reinforce our solid foundation and become an even stronger and more nimble organization, while continuing to provide unparalleled vacation experiences for our valued guests.”

2 Subject to a springing maturity if certain liquidity conditions are not met.

Fourth Quarter 2022 Results

GAAP net loss was $(482.5) million or EPS of $(1.14) compared to net loss of $(1.6) billion or EPS of $(4.01) in the prior year. The Company reported Adjusted Net Loss of $(439.7) million or Adjusted EPS of $(1.04) in 2022. This compares to Adjusted Net Loss and Adjusted EPS of $(765.0) million and $(1.95), respectively, in 2021. Revenue increased to $1.5 billion compared to $487.4 million in fourth quarter 2021 due to the phased ramp up of cruise voyages.

Total cruise operating expense increased in 2022 compared to 2021, due to the continued resumption of voyages, which resulted in higher payroll, fuel, and direct variable costs of fully operating ships, compared to the prior year when only 16 ships were returned to service. Costs were also impacted by inflationary pressures.

Fuel price per metric ton, net of hedges, increased to $755 from $737 in 2021. The Company reported fuel expense of $183 million in the period.

Interest expense, net was $177 million in 2022 compared to $950 million in 2021. Interest expense in the prior year included losses on extinguishment of debt and debt modification costs of $771.6 million related to the repurchase of certain exchangeable notes.

Other income (expense), net was expense of $(24) million in 2022 compared to income of $66.5 million in 2021. In 2022, the expense primarily related to losses from foreign currency remeasurements.

Full Year 2022 Results

GAAP net loss was $(2.3) billion or EPS of $(5.41) compared to a net loss of $(4.5) billion or EPS of $(12.33) in the prior year. The Company reported Adjusted Net Loss of $(1.9) billion or Adjusted EPS of $(4.64) in 2022. This compares to Adjusted Net Loss and Adjusted EPS of $(2.9) billion and $(8.07), respectively, in 2021.

Outlook and Guidance

In addition to announcing the results for the fourth quarter and full year 2022, the Company also provided guidance for the first quarter and full year 2023, along with accompanying sensitivities. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2023 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

2023 Guidance
	First Quarter 2023		Full Year 2023
	As Reported	Constant Currency	As Reported	Constant Currency
Net Per Diem vs. 2019	6.25% to 7.25%	6.75% to 7.75%	8.75% to 10.25%	9.00% to 10.50%
Net Yield vs. 2019	0.75% to 1.75%	1.25% to 2.25%	4.75% to 6.25%	5.00% to 6.50%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. $165		Approx. $160
Capacity Days	Approx. 5.45 million		Approx. 22.8 million (+19% vs. 2019)
Occupancy	Approx. 100%		Approx. 103.5%
Adjusted EBITDA	Approx. $195 million		$1.8 to $1.95 billion
Adjusted EPS[1]	Approx. ($0.45)		Approx. $0.70
Depreciation and Amortization	Approx. $200 million		Approx. $830 million
Adjusted Interest Expense, net	Approx. $175 million		Approx. $730 million
Effect of a 1% change in Net Yield on Adjusted EBITDA / Adjusted EPS[1]	Approx. $13 million Approx. $0.03		Approx. $62 million Approx. $0.13
Effect of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day on Adjusted EBITDA / Adjusted EPS[1]	Approx. $9 million Approx. $0.02		Approx. $36 million Approx. $0.08
(1) Based on midpoint of guidance and using a share count of approximately 420 million in the first quarter 2023 and approximately 460 million for full year 2023 for Adjusted EPS.

The following reflects the foreign currency exchange rates the Company used in its first quarter 2023 guidance.

Q1 2023 Guidance
Euro	$1.09
British pound	$1.23
Australian Dollar	$0.71
Canadian Dollar	$0.75

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	First Quarter 2023	Full Year 2023
Fuel consumption in metric tons[1]	255,000	985,000
Fuel price per metric ton, net of hedges[2]	755	690
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.03	$0.06

(1)   Fuel consumption for the full year 2023 is expected to be split approximately evenly between heavy fuel oil and marine gas oil
(2)   Fuel prices are based on forward curves as of 2/16/23

As of December 31, 2022, the Company had hedged approximately 50% of its total projected metric tons of fuel consumption for the full year 2023. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing Brent and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

Full Year 2023
% of HFO Consumption Hedged[1]	29%
Blended HFO Hedge Price / Metric Ton	$572
% of MGO Consumption Hedged	70%
Blended MGO Hedge Price / Metric Ton	$692
Total % of Consumption Hedged	50%

(1) Includes derivatives representing accounting hedges as well as economic hedges.

Capital Expenditures

Non-newbuild capital expenditures for the fourth quarter of 2022 were $89 million. Anticipated non-newbuild capital expenditures for full year 2023 are expected to be approximately $450 million including approximately $115 million in the first quarter.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.5 billion, $0.4 billion and $0.7 billion for the full years ending December 31, 2023, 2024 and 2025, respectively. Net newbuild-related capital expenditures for the first quarter of 2023 are expected to be approximately $130 million.

The Company has modified certain existing newbuild contracts which has resulted in an increase in ship contract costs of approximately €1.2 billion. These changes include the previously communicated modification and enlargement of the last four Prima Class vessels as well as additional modifications to the final two ships in this class to accommodate the use of green methanol as an alternative fuel source in the future. Compared to the first-generation Prima Class vessels, these changes will result in an approximately 10% increase in gross tonnage for the third and fourth ships and an approximately 20% increase in gross tonnage for the fifth and sixth ships. As a result, delivery dates for these ships have shifted and the Company now expects one next generation Prima Class ship to be delivered each year from 2025 through 2028. The majority of the increase in ship construction costs is not effective unless financing is secured. The Company is currently in the process of securing additional export-credit agency backed financing to cover the above costs.

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Modified newbuild contracts for the final two Prima Plus Class ships to re-configure the ships to accommodate the use of green methanol as an alternative fuel source in the future. While additional modifications will be needed in the future to fully enable the use of methanol in addition to traditional marine fuel on these ships, this reinforces the Company’s commitment to decarbonization and represents an important step forward in the pursuit of net zero greenhouse gas emissions by 2050.
  Successfully completed tests of biofuel blends on three additional ships, Norwegian Star, Norwegian Sun and Norwegian Epic. All three ships were tested with a blend of approximately 30% biofuel and 70% MGO which was supplied in collaboration with World Fuel Services as well as GoodFuels for Norwegian Sun and PRIO for Norwegian Star and Norwegian Epic.
  Norwegian Cruise Line announced the launch of its first-ever Military Appreciation Program to recognize active and retired U.S. military members, and their spouses, with special onboard experiences, amenities and cruise fare discounts. Learn more about Norwegian Cruise Line's Military Appreciation Program here.

Fleet and Brand Updates

  Oceania Cruises announced the name of the second 1,200-guest Allura Class ship. Debuting in 2025, Allura is the eighth vessel for the line and will be the sister ship to Vista, which sets sail in May 2023. Learn more here.
  Regent Seven Seas Cruises floated out its newest ship Seven Seas Grandeur in January 2023, marking a major construction milestone. Seven Seas Grandeur will set sail in November 2023, cruising 18 incredible voyages in the Caribbean and the Mediterranean. Learn more here.
  Announced creation of new “Experiences at Sea” division which is the union of Sixthman Festivals at Sea, a subsidiary of NCL, and the Company’s Charters, Meetings and Incentives (“CM&I”) department. The new division will focus on serving the Company’s corporate, incentive and affinity-focused clients across all three of its brands. Learn more here.
  Oceania Cruises announced that it would accelerate the debut of its new ship Vista. Vista had been scheduled to debut on May 20, 2023, but unprecedented demand for the ship's inaugural season has now driven the maiden voyage forward by a week. Learn more here.

Other Highlights

  Norwegian Cruise Line Holdings announced key organizational changes at the senior executive leadership level effective January 1, 2023, as part of its robust succession planning process. Andrea DeMarco, former Chief Sales and Marketing Officer for Regent Seven Seas Cruises, was appointed to President of Regent Seven Seas Cruises and Frank A. Del Rio, former Chief Sales and Marketing Officer for Oceania Cruises, was appointed to President of Oceania Cruises. Learn more here.

Conference Call

The Company has scheduled a conference call for Tuesday, February 28, 2023 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2022 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 29 ships with over 60,000 berths, these brands offer itineraries to approximately 500 destinations worldwide. The Company has eight additional ships scheduled for delivery through 2028, comprising over 20,000 berths.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for non-cash compensation expense and any potential impacts associated with financing activities.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

Free Cash Flow. Net cash provided by operating activities less capital expenditures.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Per Diem. Adjusted Gross Margin divided by Passenger Cruise Days.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy, Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Operating Credit Facility. Consists of the $875.0 million senior secured revolving credit facility and the senior secured term loan A facility having an outstanding principal amount of approximately $1.5 billion as of December 31, 2022.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss, Adjusted EPS, Net Per Diem, Free Cash Flow and Adjusted Free Cash Flow, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin, Net Yield, and Net Per Diem to manage our business on a day-to-day basis and believe they are relevant measures of our revenue performance because they reflect revenue earned net of certain direct variable costs. We also utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, Euro and Australian dollar which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation during normal operations. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results. For example, for the year ended December 31, 2022, we incurred $12.1 million related to restructuring costs or charges. We included this as an adjustment in the reconciliation of Adjusted Net Loss since the expenses are not representative of our day-to-day operations; however, this adjustment did not occur and is not included in the three months or year ended December 31, 2021.

Management believes Free Cash Flow and Adjusted Free Cash Flow provide investors with useful financial metrics to assess our ability to service and repay our debt and to pursue opportunities to enhance our growth after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow and Adjusted Free Cash Flow do not represent the residual cash flow available for discretionary expenditures as they exclude certain mandatory expenditures such as repayment of maturing debt. Management uses Free Cash Flow and Adjusted Free Cash Flow as measures to assess both business performance and overall liquidity.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding the impacts of the COVID-19 pandemic, Russia’s invasion of Ukraine and general macroeconomic conditions, our expectations regarding cruise voyage occupancy, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic factors, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics, pandemics and viral outbreaks, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes, disruptions or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, or customer perceptions of the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine, and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; any further impairment of our trademarks, trade names or goodwill; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic, Russia’s invasion of Ukraine and the impact of general macroeconomic conditions. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339 InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021

Revenue
Passenger ticket	$1,011,544	$304,875	$3,253,799	$392,752
Onboard and other	507,585	182,562	1,589,961	255,234
Total revenue	1,519,129	487,437	4,843,760	647,986
Cruise operating expense
Commissions, transportation and other	337,683	95,589	1,034,629	143,524
Onboard and other	102,487	32,196	357,932	54,037
Payroll and related	297,942	214,214	1,088,639	537,439
Fuel	183,143	125,921	686,825	301,852
Food	86,324	35,685	263,807	62,999
Other	211,880	214,094	835,254	508,186
Total cruise operating expense	1,219,459	717,699	4,267,086	1,608,037
Other operating expense
Marketing, general and administrative	378,527	273,632	1,379,105	891,452
Depreciation and amortization	202,112	182,978	749,326	700,845
Total other operating expense	580,639	456,610	2,128,431	1,592,297
Operating loss	(280,969)	(686,872)	(1,551,757)	(2,552,348)
Non-operating income (expense)
Interest expense, net	(177,120)	(950,020)	(801,512)	(2,072,925)
Other income (expense), net	(24,006)	66,489	76,566	123,953
Total non-operating income (expense)	(201,126)	(883,531)	(724,946)	(1,948,972)
Net loss before income taxes	(482,095)	(1,570,403)	(2,276,703)	(4,501,320)
Income tax benefit (expense)	(385)	(2,318)	6,794	(5,267)
Net loss	$(482,480)	$(1,572,721)	$(2,269,909)	$(4,506,587)

Weighted-average shares outstanding
Basic	421,400,765	391,737,562	419,773,195	365,449,967
Diluted	421,400,765	391,737,562	419,773,195	365,449,967

Loss per share
Basic	$(1.14)	$(4.01)	$(5.41)	$(12.33)
Diluted	$(1.14)	$(4.01)	$(5.41)	$(12.33)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021

Net loss	$(482,480)	$(1,572,721)	$(2,269,909)	$(4,506,587)
Other comprehensive income (loss):
Shipboard Retirement Plan	6,224	98	8,889	393
Cash flow hedges:
Net unrealized gain (loss)	142,725	(36,882)	(104,017)	(110,379)
Amount realized and reclassified into earnings	(21,526)	16,689	(96,865)	65,017
Total other comprehensive income (loss)	127,423	(20,095)	(191,993)	(44,969)
Total comprehensive loss	$(355,057)	$(1,592,816)	$(2,461,902)	$(4,551,556)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	December 31	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$946,987	$1,506,647
Short-term investments	—	240,000
Accounts receivable, net	326,272	1,167,473
Inventories	148,717	118,205
Prepaid expenses and other assets	450,893	269,243
Total current assets	1,872,869	3,301,568
Property and equipment, net	14,516,366	13,528,806
Goodwill	98,134	98,134
Trade names	500,525	500,525
Other long-term assets	1,569,800	1,300,804
Total assets	$18,557,694	$18,729,837
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$991,128	$876,890
Accounts payable	228,742	233,172
Accrued expenses and other liabilities	1,318,460	1,059,034
Advance ticket sales	2,516,521	1,561,336
Total current liabilities	5,054,851	3,730,432
Long-term debt	12,630,402	11,569,700
Other long-term liabilities	803,850	997,055
Total liabilities	18,489,103	16,297,187
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; and 421,413,565 shares issued and outstanding at December 31, 2022 and 416,891,915 shares issued and
outstanding at December 31, 2021	421	417
Additional paid-in capital	7,611,564	7,513,725
Accumulated other comprehensive income (loss)	(477,079)	(285,086)
Accumulated deficit	(7,066,315)	(4,796,406)
Total shareholders' equity	68,591	2,432,650
Total liabilities and shareholders' equity	$18,557,694	$18,729,837

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended
	December 31
	2022	2021
Cash flows from operating activities
Net loss	$(2,269,909)	$(4,506,587)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	810,053	758,604
Deferred income taxes, net	(1,237)	78
(Gain) loss on derivatives	8,618	(39,842)
Loss on extinguishment of debt	188,799	1,399,816
Provision for bad debts and inventory obsolescence	13,609	19,284
Gain on involuntary conversion of assets	(2,300)	(9,486)
Share-based compensation expense	113,563	124,077
Net foreign currency adjustments	(10,795)	(9,865)
Changes in operating assets and liabilities:
Accounts receivable, net	828,661	(1,159,998)
Inventories	(33,609)	(37,481)
Prepaid expenses and other assets	(601,080)	24,004
Accounts payable	(16,196)	152,026
Accrued expenses and other liabilities	252,896	295,451
Advance ticket sales	928,947	521,910
Net cash provided by (used in) operating activities	210,020	(2,468,009)
Cash flows from investing activities
Additions to property and equipment, net	(1,783,857)	(752,843)
Purchases of short-term investments	—	(1,010,000)
Proceeds from maturities of short-term investments	240,000	770,000
Cash paid on settlement of derivatives	(224,137)	(23,496)
Other	12,090	12,295
Net cash used in investing activities	(1,755,904)	(1,004,044)
Cash flows from financing activities
Repayments of long-term debt	(1,770,172)	(2,113,063)
Proceeds from long-term debt	3,003,003	2,601,317
Common share issuance proceeds, net	—	2,665,843
Proceeds from employee related plans	5,267	3,141
Net share settlement of restricted share units	(20,987)	(16,687)
Early redemption premium	(172,012)	(1,354,882)
Deferred financing fees	(58,875)	(107,451)
Net cash provided by financing activities	986,224	1,678,218
Net decrease in cash and cash equivalents	(559,660)	(1,793,835)
Cash and cash equivalents at beginning of the period	1,506,647	3,300,482
Cash and cash equivalents at end of the period	$946,987	$1,506,647

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

			Three Months Ended		Year Ended
			December 31		December 31
			2022	2019	2022	2019

Passengers carried			551,344	640,810	1,663,275	2,695,718
Passenger Cruise Days			4,380,465	5,260,764	12,791,773	20,637,949
Capacity Days (1)			5,060,866	5,035,367	17,566,069	19,233,459
Occupancy Percentage			86.6%	104.5%	72.8%	107.3%

(1) Excludes certain capacity on Pride of America which was temporarily unavailable in 2022.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Gross Margin and Net Per Diem were calculated as follows (in thousands, except Passenger Cruise Days and per Passenger Cruise Day data):

		Three Months Ended			Year Ended
		December 31			December 31
			2022			2022
			Constant			Constant
		2022	Currency	2019	2022	Currency	2019

Total revenue		$1,519,129	$1,529,192	$1,480,618	$4,843,760	$4,858,666	$6,462,376
Less:
Total cruise operating expense		1,219,459	1,228,612	887,422	4,267,086	4,284,057	3,663,261
Ship depreciation		189,203	189,203	149,904	700,988	700,988	587,677
Gross margin		110,467	111,377	443,292	(124,314)	(126,379)	2,211,438
Ship depreciation		189,203	189,203	149,904	700,988	700,988	587,677
Payroll and related		297,942	298,043	235,832	1,088,639	1,088,823	924,157
Fuel		183,143	183,129	111,875	686,825	686,867	409,602
Food		86,324	87,281	56,297	263,807	265,648	222,602
Other		211,880	217,038	135,154	835,254	844,905	591,341
Adjusted Gross Margin		$1,078,959	$1,086,071	$1,132,354	$3,451,199	$3,460,852	$4,946,817

Passenger Cruise Days		4,380,465	4,380,465	5,260,764	12,791,773	12,791,773	20,637,949

Total revenue per Passenger Cruise Day		$346.80	$349.09	$281.45	$378.66	$379.83	$313.13
Gross margin per Passenger Cruise Day		$25.22	$25.43	$84.26	$(9.72)	$(9.88)	$107.15
Net Per Diem		$246.31	$247.94	$215.25	$269.80	$270.55	$239.70

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

				Six Months
	Three Months Ended			Ended	Year Ended
	December 31			December 31	December 31
		2022				2022
		Constant				Constant
	2022	Currency	2019	2022	2022	Currency	2019
Total cruise operating expense	$1,219,459	$1,228,612	$887,422	$2,458,357	$4,267,086	$4,284,057	$3,663,261
Marketing, general and
administrative expense	378,527	379,879	229,859	753,818	1,379,105	1,381,581	974,850
Gross Cruise Cost	1,597,986	1,608,491	1,117,281	3,212,175	5,646,191	5,665,638	4,638,111
Less:
Commissions, transportation
and other expense	337,683	340,634	263,038	690,481	1,034,629	1,039,882	1,120,886
Onboard and other expense	102,487	102,487	85,226	229,227	357,932	357,932	394,673
Net Cruise Cost	1,157,816	1,165,370	769,017	2,292,467	4,253,630	4,267,824	3,122,552
Less: Fuel expense	183,143	183,129	111,875	370,127	686,825	686,867	409,602
Net Cruise Cost Excluding Fuel	974,673	982,241	657,142	1,922,340	3,566,805	3,580,957	2,712,950
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	699	699	534	1,399	2,797	2,797	2,135
Non-cash share-based compensation (2)	24,640	24,640	12,985	50,723	113,563	113,563	95,055
Restructuring costs (3)	12,140	12,140	6,514	12,140	12,140	12,140	6,514
Redeployment of Norwegian Joy (4)	—	—	—	—	—	—	7,051
Adjusted Net Cruise Cost Excluding Fuel	$937,194	$944,762	$637,109	$1,858,078	$3,438,305	$3,452,457	$2,602,195

Capacity Days	5,060,866	5,060,866	5,035,367	9,948,281	17,566,069	17,566,069	19,233,459

Gross Cruise Cost per Capacity Day	$315.75	$317.83	$221.89	$322.89	$321.43	$322.53	$241.15
Net Cruise Cost per Capacity Day	$228.78	$230.27	$152.72	$230.44	$242.15	$242.96	$162.35
Net Cruise Cost Excluding Fuel per Capacity Day	$192.59	$194.09	$130.51	$193.23	$203.05	$203.86	$141.05
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$185.18	$186.68	$126.53	$186.77	$195.74	$196.54	$135.30

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Restructuring costs related to workforce reductions are included in marketing, general and administrative expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021

Net loss	$(482,480)	$(1,572,721)	$(2,269,909)	$(4,506,587)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,012	1,003	4,048	4,012
Non-cash share-based compensation (2)	24,640	35,103	113,563	124,077
Restructuring costs (3)	12,140	—	12,140	—
Extinguishment and modification of debt (4)	4,941	771,587	193,374	1,428,813
Adjusted Net Loss	$(439,747)	$(765,028)	$(1,946,784)	$(2,949,685)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	421,400,765	391,737,562	419,773,195	365,449,967
Diluted loss per share	$(1.14)	$(4.01)	$(5.41)	$(12.33)
Adjusted EPS	$(1.04)	$(1.95)	$(4.64)	$(8.07)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Restructuring costs related to the workforce reduction are included in marketing, general and administrative expense.
(4) Losses on extinguishments and modifications of debt are primarily included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Year Ended
	December 31		December 31
	2022	2021	2022	2021

Net loss	$(482,480)	$(1,572,721)	$(2,269,909)	$(4,506,587)
Interest expense, net	177,120	950,020	801,512	2,072,925
Income tax (benefit) expense	385	2,318	(6,794)	5,267
Depreciation and amortization expense	202,112	182,978	749,326	700,845
EBITDA	(102,863)	(437,405)	(725,865)	(1,727,550)

Other (income) expense, net (1)	24,006	(66,489)	(76,566)	(123,953)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	699	905	2,797	3,619
Non-cash share-based compensation (3)	24,640	35,103	113,563	124,077
Restructuring costs (4)	12,140	—	12,140	—
Adjusted EBITDA	$(41,378)	$(467,886)	$(673,931)	$(1,723,807)

(1) Primarily consists of gains and losses, net for foreign currency remeasurements and derivatives not designated as hedges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Restructuring costs related to the workforce reduction are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Free Cash Flow and Adjusted Free Cash Flow were calculated as follows (in thousands):

Three Months Ended December 31,

2022
Net cash used in investing activities	$(164,418)
Net cash provided by financing activities	$(311,909)

Net cash provided by operating activities	$236,600
Additions to property and equipment, net	(155,415)
Free Cash Flow	81,185
Cash paid on settlement of derivatives	(10,102)
Newbuild related proceeds from long-term debt	—
Adjusted Free Cash Flow	$71,083